Exhibit 99.1

Eton Pharmaceuticals Announces FDA Approval of Cysteine Hydrochloride Injection

DEER PARK, Ill., April 11, 2022 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that it has received final approval from the U.S. Food and Drug Administration (FDA) for its cysteine hydrochloride abbreviated new drug application (ANDA), a bioequivalent generic of Exela Pharma Sciences’ Elcys™. Eton was granted 180 days of generic exclusivity as a result of being the first ANDA submitted against the reference product. The 180-day exclusivity period will begin upon Eton’s commercialization of the product.

“We are pleased to see another one of our products receive FDA approval. Despite Exela’s attempts to monopolize a decades old treatment with patents that we believe to be frivolous, we are eager to provide a lower cost product to newborn infants that need cysteine,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

Cysteine is indicated for use as an additive to amino acid solutions to meet the nutritional requirements of newborn infants. Prior to 2019, cysteine was sold in the United States as a “grandfathered” or “unapproved” product. In 2019, Exela Pharma Sciences received FDA approval of its product, which contains the same formulation as the “grandfathered” versions, and Exela Pharma Sciences more than tripled the price of the product to its current price of $82 per vial from the “grandfathered” product price of $22. Eton’s partner has manufactured the product in its current formulation as far back as 2003, well before Exela Pharma Sciences began working on its product or filed its patent, and as a result, Eton believes Exela’s patents are invalid and should not have been issued by the United States Patent and Trademark Office.

Eton is currently engaged with Exela in paragraph IV litigation regarding the validity of Exela’s cysteine patents. The trial was held in March 2022 and the company expects a decision from the judge in the third quarter of 2022.

Based on IQVIA data, the current market for cysteine injection is more than $50 million annually.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The company currently owns or receives royalties from seven FDA-approved products, including ALKINDI SPRINKLE®, Carglumic Acid, Biorphen®, Alaway® Preservative Free, Rezipres®, Eprontia™, and cysteine injection, and has three additional products that have been submitted to the FDA.

Investor Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740